Exhibit 4.2
Execution Copy
SECOND AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
     This Second Amended and Restated Investor Rights Agreement dated as of September 27, 2007 (the “Agreement”) by and among Eloqua Limited, a Delaware corporation (the “Company”), Eloqua Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada and a subsidiary of the Company in which all voting shares of capital stock are held by the Company (“Eloqua Canada”), the holders of Series A Preferred Stock of the Company (the “Series A Investors”), the holders of Series B Preferred Stock of the Company (the “Series B Investors”) and the Purchasers (the “Series C Investors” and together with the Series A Investors and the Series B Investors, the “Investors”) listed on Schedule I to the Series C Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”):
     WHEREAS, on August 25, 2006, Eloqua Canada and the Series A Investors and Series B Investors entered into an Investor Rights Agreement (the “Prior Agreement”);
     WHEREAS, the Company is issuing up to 21,408,563 shares of its Series C Convertible Preferred Stock (the “Series C Preferred Shares”), to the Investors on the date hereof pursuant to the Stock Purchase Agreement;
     WHEREAS, one of the conditions to the obligations of the Investors under the Stock Purchase Agreement is the execution of this Agreement and the termination of the Prior Agreement, and the Company and the Series A Investors and Series B Investors are willing to enter into this Agreement and be bound by the provisions hereof, and to terminate the Prior Agreement in its entirety;
     WHEREAS, Section 4.8 of the Prior Agreement provides that the written consent of Eloqua Canada and the holders of at least 60% of the then outstanding shares of Preferred Stock (as defined in the Prior Agreement) and the holders of at least 60% of the then outstanding shares of Restricted Stock (as defined in the Prior Agreement) are required to amend the Prior Agreement and Article II of the Prior Agreement, respectively; and
     WHEREAS, Eloqua Canada and the Series A Investors and Series B Investors who hold at least 60% of the outstanding shares of Preferred Stock and at least 60% of the outstanding shares of Restricted Stock (each as defined in the Prior Agreement) now desire to amend and restate the Prior Agreement in its entirety and to enter into this Agreement.
     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Common Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement that are defined in the Stock Purchase Agreement shall have the meanings assigned to them in the Stock Purchase Agreement, and the rules of construction and documentary convention set forth in the Stock Purchase Agreement shall apply to this Agreement.
     1.2. Additional Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
          “Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.
          “Common Stock” shall mean the voting Common Stock of the Company.
          “Conversion Shares” shall mean shares of Common Stock (or any securities of the Company into which such Conversion Shares are exchangeable or convertible) issued or issuable upon conversion of the Preferred Stock.
          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Initial Public Offering” shall mean the initial underwritten public offering of shares of Common Stock pursuant to an effective Registration Statement.
          “Preferred Stock” shall mean the Company’s Series A Preferred Stock, the Company’s Series B Preferred Stock and the Company’s Series C Preferred Stock.
          “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 or 2.5, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees and disbursements) incurred in connection with complying with state or provincial securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one counsel for the sellers of Restricted Stock, but excluding any Selling Expenses.
          “Registration Statement” shall mean a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).
          “Restricted Stock” shall mean (i) the Conversion Shares, (ii) any shares of Common Stock, and any shares of Common Stock issued or issuable upon the conversion or exercise of any other securities, acquired by the Investors and (iii) any other shares of Common Stock issued in respect of such shares (due to stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that Restricted Stock shall exclude

Conversion Shares (a) which have been registered under the Securities Act pursuant to an effective Registration Statement filed thereunder and disposed of in accordance with the Registration Statement covering them; or (b) which have been publicly sold pursuant to Rule 144 under the Securities Act or at the time of the proposed registration may be immediately resold under Rule 144(k) under the Securities Act.
          “Securities Act” shall mean the United States Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.
          “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Restricted Stock.
          “Stockholders Agreement” shall mean that certain Amended and Restated Stockholders Agreement of even date herewith among the Company and the parties thereto.
          “Subsidiaries” shall mean Eloqua Canada, and any other corporation of which more than 50% of the outstanding capital stock is at the time directly or indirectly owned by the Company, or by one or more of its other Subsidiaries, or by the Company and one or more of its Subsidiaries.
ARTICLE II
TRANSFERS OF SHARES AND REGISTRATION RIGHTS
     2.1 Restrictive Legend. Each certificate representing Preferred Stock shall, except as otherwise provided in this Section 2.1 or in Section 2.2, be stamped or otherwise imprinted with a legend substantially in the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that Heller Ehrman LLP, DLA Piper US LLP or Goodwin Procter LLP shall be satisfactory) the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.
     2.2 Notice of Proposed Transfer. Prior to any proposed transfer of any Preferred Stock (other than under the circumstances described in Sections 2.3, 2.4 or 2.5), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by a written opinion of counsel satisfactory to the Company (it being agreed that Heller Ehrman LLP, DLA Piper Rudnick Gray Cary US LLP or Goodwin Procter

LLP shall be satisfactory) to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities laws, whereupon the holder of such stock shall be entitled under the securities laws to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership), one or more members of the transferor (in the case of a transferor that is a limited liability corporation), one or more affiliated funds of the transferor (in the case of a transferor that is a venture capital fund) or to an affiliated corporation (in the case of a transferor that is a corporation) or for transfers pursuant to the provisions of Rule 144 (or any other rule permitting public resale without registration under the Securities Act). Each certificate for Preferred Stock transferred as above provided shall bear the legend set forth in Section 2.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the written opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 2.2 shall not apply to securities which are not required to bear the legend prescribed by Section 2.1 in accordance with the provisions of Section 2.1.
     2.3 Required Registration. (a) At any time after the earlier of (x) six months after the closing of the Company’s Initial Public Offering or (y) the fifth anniversary of the date of this Agreement, the Investors who in the aggregate hold a majority of the total shares of Restricted Stock then outstanding may by written notice to the Company request the Company to register under the Securities Act at least twenty percent (20%) of the shares of Restricted Stock held by such requesting holder or holders (or a lesser percent if the reasonably anticipated aggregate price to the public of such public offering would exceed $5,000,000) for sale in the manner specified in such notice. For purposes of this Section 2.3 and Sections 2.4 and 2.5, the term “Restricted Stock” shall be deemed to include the number of shares of Restricted Stock which would be issuable to a holder of Preferred Stock upon conversion of all shares of Preferred Stock held by such holder at such time; provided, however, that, in any underwritten public offering contemplated by this Section 2.3 or Sections 2.4 and 2.5, the holders of Preferred Stock shall be entitled to sell such shares of Preferred Stock to the underwriters (with the underwriters’ approval) for conversion and sale of the shares of Common Stock issued upon conversion thereof. The only securities which the Company shall be required to register pursuant to this Agreement shall be shares of Common Stock.
          (b) Following receipt of a notice under Section 2.3(a), the Company shall promptly notify the Investors from whom notice has not been received. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in any notice from requesting holders, the number of shares of Restricted Stock specified in such notice (and in all notices received by the Company from other Investors within 30 days after the giving of such notice by the Company). If such method of disposition shall be an underwritten public offering, the holders of a majority of the shares of Restricted Stock to be sold in such offering shall designate the managing underwriter of such offering, subject to the approval of the Company, which shall not be unreasonably withheld. The Company’s obligation to register, pursuant to this Section 2.3, Restricted Stock on a Registration

Statement shall be deemed satisfied only when a Registration Statement covering all shares of Restricted Stock specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.
          (c) In any Registration Statement requested pursuant to this Section 2.3, the Company shall be entitled to include, for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account. If such method of disposition shall be an underwritten public offering and in the opinion of the managing underwriter such inclusion would adversely affect the marketing of the Restricted Stock to be sold then the Company shall reduce the number of shares of Common Stock to be sold by the Company for its own account to that number which, in the opinion of the managing underwriter, would not adversely affect the marketing of the Restricted Stock requested to be sold. Except for registration statements on Form S-4 or Form S-8, or any successor thereto, or as provided in Section 2.3(b), the Company shall not file with the Commission any other Registration Statement with respect to its Common Stock, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 2.3 until the completion of the period of distribution contemplated thereby.
          2.4 Incidental Registration. If the Company at any time (other than pursuant to Section 2.3 or Section 2.5 and other than in respect of the Company’s Initial Public Offering) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Restricted Stock for sale to the public or in connection with a Rule 145 transaction), each such time it will give written notice to all Investors of its intention so to do. Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Restricted Stock, the Company will use its best efforts to cause the Restricted Stock as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Stock so registered. In the event that any registration pursuant to this Section 2.4 shall be, in whole or in part, an underwritten public offering of Common Stock, and the managing underwriter determines in good faith that the inclusion of all shares requested to be registered would adversely affect the offering, the number of shares that may be included in the underwriting shall be allocated first, to the Company; second, to the Investors requesting to register shares in such underwritten public offering on a pro rata basis based on the total number of shares of Restricted Stock held by the Investors requesting to register shares in such underwritten public offering; and third, to any stockholder of the Company on a pro-rata basis, provided, however, that in no event may less than thirty percent (30%) of the total number of shares of Common Stock to be included in such underwriting be made available for shares of Restricted Stock. Notwithstanding the foregoing provisions, the Company may withdraw any Registration Statement referred to in this Section 2.4 without thereby incurring any liability to the holders of Restricted Stock.

          2.5 Registration on Form S-3 or F-3. If at any time (i) one or more Investors who hold Restricted Stock request that the Company file a Registration Statement on Form S-3 or Form F-3 or any successors thereto for a public offering of all or any portion of the shares of Restricted Stock held by such requesting holder or holders, the reasonable anticipated aggregate price to the public of which would exceed $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or Form F-3 or any successors thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or Form F-3 or any successors thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Restricted Stock specified in such notice. Whenever the Company is required by this Section 2.5 to use its best efforts to effect the registration of Restricted Stock, each of the procedures and requirements of Section 2.3 (including but not limited to the requirement that the Company notify all Investors from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration; provided, however, that there shall be no limitation on the number of registrations on Form S-3 or Form F-3 which may be requested and obtained under this Section 2.5; and provided further, however, that the requirements contained in the first sentence of Section 2.3(a) shall not apply to any registration on Form S-3 or Form F-3 which may be requested and obtained under this Section 2.5. Notwithstanding the foregoing, the Company shall not be required to file more than two (2) registrations pursuant to this Section 2.5 in any twelve (12) month period.
          2.6 Limitations. The Company shall not be required to effect any registration within 120 days after the effective date of any other Registration Statement covering a firm commitment underwritten public offering in which the holders of Restricted Stock shall have been entitled to join pursuant to Section 2.4 and in which there shall have been effectively registered all shares of Restricted Stock as to which registration shall have been requested. If at the time of any request to register Restricted Stock by Investors pursuant to Section 2.3 or 2.5, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of 90 days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any 12-month period. The Company shall not be required to effect, in the aggregate, more than two (2) registrations pursuant to Section 2.3 hereof.
          2.7 Registration Procedures. If and whenever the Company is required by the provisions of Sections 2.3, 2.4 or 2.5 to use its best efforts to effect the registration of any shares of Restricted Stock under the Securities Act, the Company will, as expeditiously as possible:
          (a) prepare and file with the Commission a Registration Statement (which, in the case of an underwritten public offering pursuant to Section 2.3, shall be on Form S-1, Form F-1 or Form F-10 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its best efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

          (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such Registration Statement in accordance with the sellers’ intended method of disposition set forth in such Registration Statement for such period;
          (c) furnish to each seller of Restricted Stock and to each underwriter such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such Registration Statement;
          (d) use its best efforts to register or qualify the Restricted Stock covered by such Registration Statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction unless it is already subject to service in such jurisdiction and except as required by the Securities Act;
          (e) use its best efforts to list the Restricted Stock covered by such Registration Statement with any securities exchange or over-the-counter market on which the Common Stock of the Company is then listed or quoted, as the case may be;
          (f) promptly provide a transfer agent and registrar for all such Restricted Stock not later than the effective date of such Registration Statement;
          (g) immediately notify each seller of Restricted Stock and each underwriter under such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (it being understood that the sellers of Restricted Stock agree upon receipt of such notice forthwith to cease making offers and sales of Restricted Stock pursuant to such Registration Statement or deliveries of the prospectus contained therein for any purpose until the Company has prepared and furnished such amendment or supplement to the prospectus as may be necessary so that, as thereafter delivered to purchasers of such Restricted Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing);
          (h) if the offering is underwritten and at the request of any seller of Restricted Stock, use its best efforts to furnish on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such Registration Statement has become effective under the Securities Act and substantially to the effect that (A) to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the Registration Statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein), and (C) nothing has come to the attention of such counsel during the course of their representation of the Company that leads them to believe that the Registration Statement, the related prospectus or any amendment or supplement thereof (except as to the financial statements (including the notes thereto) and schedules and other financial and statistical data contained or incorporated by reference therein as to which such counsel need not express any opinion or belief) at the time the Registration Statement became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the prospectus as of its date or the date on which the shares being offered are sold to the underwriters, or any later date on which the underwriters purchase shares subject to an over allotment option, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel expresses no comment as to any financial statements (including the notes thereto) and schedules and other financial or statistical data contained in the Registration Statement, the related prospectus or any amendment or supplement thereof), and (D) to such other effects as are customary and reasonably may be requested by counsel to the underwriters or by such seller or its counsel (it being understood that if a change in the laws of the United States has occurred, such opinion shall be in a form then customary for an underwritten public offering); and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and
          (i) make available for inspection by each seller of Restricted Stock upon reasonable notice, any underwriter participating in any distribution pursuant to such Registration Statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement.
          For purposes of Sections 2.7(a) and 2.7(b) and of Section 2.3(c), the period of distribution of Restricted Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby and 180 days after the effective date thereof.

          In connection with each registration hereunder, the sellers of Restricted Stock will (a) furnish to the Company in writing such information with respect to themselves, the Restricted Stock held by them and the proposed distribution by them as reasonably requested by the Company and its counsel in connection with such registration, (b) agree to sell Restricted Stock on the basis provided in any underwriting arrangements, and (c) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may be required under the terms of such underwriting arrangements.
          In connection with each registration pursuant to Sections 2.3, 2.4 or 2.5 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature and as are consistent with the terms of this Agreement.
     2.8 Expenses. The Company will pay all Registration Expenses in connection with each Registration Statement under Sections 2.3, 2.4 or 2.5; provided, however, that if an offering pursuant to any registration commenced pursuant to Sections 2.3 or 2.5 is abandoned and the Registration Statement withdrawn prior to being declared effective at the request of the selling stockholders (other than by reason of a material adverse change in, or adverse information pertaining to, the Company’s business, affairs, results of operations, financial position, cash flows or prospects that was not known to the selling stockholders prior to the commencement of such registration, in which event the Company shall bear all Registration Expenses), such selling stockholders shall bear, in proportion to the number of shares proposed to be sold by each, all Registration Expenses incurred and paid by the Company in conjunction with such registration. All Selling Expenses in connection with each Registration Statement under Sections 2.3, 2.4 or 2.5 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.
     2.9 Indemnification and Contribution. (a) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each seller of such Restricted Stock thereunder, each of its directors, partners, members and officers, each underwriter of such Restricted Stock thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or director, partner, member or officer of such seller, such underwriter or such controlling person may become subject under the Securities Act, the Exchange Act, state securities or “blue sky” laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Restricted Stock was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such seller, and each director, partner, member and officer of such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9 shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld, nor shall the Company be liable in any such case if and to the extent that any such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller or director, partner, member or officer of such seller, any such underwriter or any such controlling person in writing specifically for use in such Registration Statement or prospectus; and provided further, however, that the Company will not be liable in any such case to the extent that any such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus or final prospectus if (1) such holder failed to send or deliver a copy of the final prospectus or prospectus supplement (which has been previously provided to such seller by the Company) with or prior to the delivery of written confirmation of the sale of the Restricted Stock, and (2) the final prospectus or prospectus supplement would have corrected such untrue statement or omission.
          (b) In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to this Agreement, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the Registration Statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which such Restricted Stock was registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such Registration Statement or prospectus and; provided further, however, that the liability of each seller hereunder shall not in any event exceed the net proceeds received by such seller from the sale of Restricted Stock covered by such Registration Statement.

          (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 2.9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 2.9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.
          (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Stock exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Restricted Stock offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount, when combined with amounts paid pursuant to Section 2.9(b) above, in excess of the net proceeds received by such holder from the sale of all such Restricted Stock offered by it pursuant to such Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     2.10 Changes in Common Stock or Preferred Stock. If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock or the Preferred Stock as so changed.
     2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Stock to the public without registration, at all times after 90 days after any Registration Statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
          (b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
          (c) furnish to each holder of Restricted Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Stock without registration.
     2.12 Suspension of Registration Obligation. Notwithstanding the provisions of Section 2.3, the Company’s obligation to file a Registration Statement, or to cause such Registration Statement to become and remain effective, shall be suspended for a period not to exceed 90 days in any 12-month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Board of Directors of the Company, should not be disclosed.
     2.13 Market Stand-off Provision. If requested in writing by the managing underwriters in connection with the Company’s Initial Public Offering, each of the Investors hereby agrees in connection with such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Restricted Stock held immediately prior to the effectiveness of a registration statement for such offering without the consent of the managing underwriter for a period not to exceed 180 days (or such longer period, not to exceed eighteen (18) days after the expiration of the 180-day period, as such underwriters shall request in order to facilitate compliance with NASD Rule 2711) following the effective date of the registration statement or prospectus relating to such offering, and at such underwriter’s request, shall sign a lock-up agreement to such effect. The foregoing provisions of this Section 2.13 shall apply only to the Company’s Initial Public Offering, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Investors if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Investors subject to such agreements pro rata based on the number of shares subject to such agreements.
     2.14 No Third Party Registration Rights. Each of the Company and Eloqua Canada represents and warrants that there currently are no holders of its respective capital stock entitled to registration rights. Each of the Company and Eloqua Canada shall not, without the prior written consent of a majority of the then outstanding Restricted Stock, grant to any third party any registration rights more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect.
ARTICLE III
COVENANTS OF THE COMPANY AND ITS SUBSIDIARIES
     3.1 Financial Statements, Reports, Etc. The Company shall prepare its financial information in accordance with U.S. generally accepted accounting principles. The Company shall furnish to each Investor for so long as the Investor is a holder of at least 1,000,000 shares of Preferred Stock or Conversion Shares, provided that the Board has not reasonably determined that such Investor is a competitor of the Company (a “Major Investor”):
          (a) within 120 days after the end of each fiscal year of the Company an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with U.S. generally accepted accounting principles and certified by a firm of independent public accountants of recognized international standing approved by the Board of Directors (including two of the three following directors: the director appointed by a majority of the holders of the outstanding shares of Series A Preferred Stock (the “Series A Director”), the director appointed by a majority of the holders of the outstanding shares of Series B Preferred Stock (the “Series B Director”) and the director appointed by a majority of the holders of the outstanding shares of Series C Preferred Stock (the “Series C Preferred Director,” together with the Series A Director and Series B Director, the “Preferred Directors”);
          (b) within 30 days after the end of each month and 45 days after the end of each quarter in each fiscal year a consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with U.S. generally accepted accounting principles and certified by the principal financial or accounting officer of the Company, such consolidated balance sheet to be as of the end of such month or quarter, respectively and such consolidated statements of income, stockholders’ equity and cash flows to be for such month or quarter, respectively and for the period from the beginning of the fiscal year to the end of such month or quarter, respectively, in each case with comparison to budget and comparative statements for the prior fiscal year;
          (c) within 45 days after the end of each of the first 3 quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the principal financial officer or principal executive officer of the Company as being true, complete, and correct;
          (d) at the time of delivery of each annual financial statement pursuant to 3.1(a), a certificate executed by the principal financial officer or accounting officer of the Company stating that such officer has caused this Agreement and the terms of the Preferred Stock to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement or the Preferred Stock or, if such officer has such knowledge, specifying such default and the nature thereof;
          (e) at the time of delivery of each monthly and quarterly statement pursuant to 3.1(b) (and only upon delivery of such statements), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations for the Company and its Subsidiaries;
          (f) no later than 30 days prior to the start of each fiscal year (i) a detailed business plan for the Company and its Subsidiaries for the next fiscal year for the review and approval of the Board of Directors and (ii) consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Subsidiaries in respect of such fiscal year for review and approval of the Board of Directors (each, an “Annual Budget”), all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;
          (g) promptly following receipt by the Company, but in any event within 10 days of receipt thereof, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its Subsidiaries;
          (h) promptly after the commencement thereof, but in any event within 10 days of receipt of notice thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries with respect to the Company or any of its Subsidiaries;
          (i) promptly upon sending, making available or filing the same, all press releases, reports, financial statements, or other correspondence or information that the Company or any of its Subsidiaries sends or makes available to its stockholders or directors, Board committee members or files with the Commission; and
          (j) promptly, from time to time, such other information regarding the business, financial condition, operations, properties or affairs of the Company or any of its Subsidiaries as such Investor reasonably may request.
     3.2 Right of Participation in Sales by the Company.

          (a) For so long as any shares of Preferred Stock remain outstanding, the Company shall, prior to any proposed issuance by the Company of any of its securities (other than debt securities with no equity feature), offer to each Major Investor by written notice (the “Initial Offer”) the right, for a period of 30 days (the “Initial Offer Period”), to purchase for cash at an amount equal to the price or other consideration for which such securities are to be issued, any or all of that number of such securities as shall be equal to the aggregate offered securities multiplied by a fraction, the numerator of which is the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock then owned by such Major Investor and the denominator of which is the aggregate number of all shares of the Company including Common Stock issuable upon the conversion of the shares of Preferred Stock (the amount of securities each Major Investor is entitled to purchase under this Section 3.2 being referred to as such Major Investor’s “Pro Rata Fraction”); provided, that, the participation rights of the Major Investors pursuant to this Section 3.2 shall not apply to securities issued:
               (A) pursuant to the Stock Purchase Agreement;
               (B) upon conversion of any of the shares of Preferred Stock;
               (C) upon issuance of shares of Common Stock in connection with the Company’s redemption, retraction, exchange, call or purchase by the Company or a subsidiary of the Company of exchangeable common shares of Eloqua Canada pursuant to the exchangeable common share provisions set forth in the Articles of Amendment of Eloqua Canada dated August 2006;
               (D) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock;
               (E) pursuant to warrants or options of the Company or Eloqua Canada outstanding as of the date of this Agreement including, without limitation, the subsequent issuance of Common Stock in connection with the exercise of the Subsidiary Warrants (as such term is defined in the certificate of incorporation of the Company, as amended from time to time (the “Restated Certificate”);
               (F) solely in consideration for the acquisition of another corporation by the Company or any Subsidiary of the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement or other strategic transaction, provided, that such transactions are entered into primarily for non-equity financing purposes and are approved by the Board of Directors of the Corporation;
               (G) pursuant to a firm commitment underwritten public offering of Common Stock;
               (H) up to an aggregate of 16,298,128 shares (subject to adjustment as contemplated by Section 2.10 hereof) (or such higher number of shares as approved by the Board of Directors of the Corporation or a committee thereof, including in each case the approval of at least two of the Preferred Directors) of Common Stock of the Company, issued either directly or pursuant to the redemption of exchangeable shares of Eloqua Canada, to directors, officers, employees or consultants of the Company or any of its Subsidiaries in connection with their service as directors of the Company or any of its Subsidiaries, their employment by the Company or any of its Subsidiaries or their retention as consultants by the Company any of its Subsidiaries (the “Reserved Employee Shares”) (it being understood that such Reserved Employee Shares shall include shares underlying grants outstanding on the date hereof pursuant to Eloqua Canada’s stock option plans and any shares available for grant pursuant thereto); and
               (I) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company (including the approval of at least two of the Preferred Directors);
               (J) upon the exercise of any right issued pursuant to clauses (A) through (I) hereof which was not itself in violation of the terms of this Section 3.2.
          (b) The Initial Offer shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. Each Major Investor may accept the Initial Offer as to the full number of securities representing its Pro Rata Fraction or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the Initial Offer Period, in which event the Company shall promptly sell and each such Major Investor shall buy, upon the terms specified, the number of securities agreed to be purchased by such Major Investor.
          (c) In the event a Major Investor does not wish to exercise its right to purchase its Pro Rata Fraction, or elects to purchase less than its Pro Rata Fraction, then any Major Investors who so elect to purchase their Pro Rata Fraction (the “Fully Participating Major Investors”) shall have the right for a period of 15 days from the expiration of the Initial Offer Period (the “Secondary Offer Period”) to purchase, on a pro rata basis with all Fully Participating Major Investors (based on the number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock then owned by each such Major Investor), the number of shares not so purchased by the Major Investors (the “Remaining Shares”). The Company shall offer to each Fully Participating Major Investor by written notice the right to purchase the Remaining Shares and shall specify in such notice the number, price and payment terms for the Remaining Shares. Each Fully Participating Major Investor may accept the Company’s offer for the Remaining Shares as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the Secondary Offer Period, in which event the Company shall promptly sell and each Fully Participating Major Investor will buy, upon the terms specified, the number of Remaining Shares agreed to be purchased by such Fully Participating Major Investor.
          (d) The Company shall be free at any time prior to 120 days after the date of the Secondary Offer Period, to offer and sell to any third party or parties the remainder of such securities proposed to be issued by the Company (including but not limited to the securities not agreed by the Major Investors to be purchased by them), at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to each Major Investor. However, if such third party sale or sales are not consummated within such 120-day period, the Company shall not sell such securities as shall not have been purchased within such period without again complying with this Section 3.2.

     3.3 Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Preferred Stock and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Preferred Stock from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Preferred Stock or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under federal and applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Stock.
     3.4 Corporate Existence. The Company shall maintain and cause each of its Subsidiaries to maintain their respective corporate existence, rights and franchises in full force and effect.
     3.5 Properties, Business, Insurance. The Company shall obtain and maintain Directors & Officers Errors & Omission insurance with a carrier and in an amount satisfactory to the Company’s Board of Directors. In addition, the Company shall maintain and cause each of its Subsidiaries to maintain as to their respective properties and businesses, with insurance companies reasonably believed by the Company to be financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient. Unless otherwise approved by the Board of Directors (including the approval of at least two of the Preferred Directors), in the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, proper provisions shall be made so that successors of the Company assume Company’s obligations with respect to indemnification of Directors. The Company or Eloqua Canada shall maintain from responsible and reputable insurance companies or associations a life insurance policy on each of the lives of Joseph Payne and Steven Woods in the face amount equal to $1,000,000, with proceeds payable to the Company or Eloqua Canada. Each of the Company and Eloqua Canada shall not cause or permit any assignment or change in beneficiary and shall not borrow against such policy. If requested by Investors holding a majority of the outstanding shares of Preferred Stock, the Company or Eloqua Canada will add one designee of such Investors as a notice party for such policy and shall request that the issuer of such policy provide such designee with 10 days’ notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.
     3.6 Inspection, Consultation and Advice. The Company shall permit and cause each of its Subsidiaries to permit each Major Investor and its representatives, at such Major Investor’s expense, to visit and inspect any of the properties of the Company and its Subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers, employees and public accountants (and the Company and each of its Subsidiaries hereby authorize said accountants to discuss with such Major Investor, as the case may be, and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its Subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice.
     3.7 Restrictive Agreements Prohibited. Neither the Company nor any of its Subsidiaries shall become a party to any agreement which by its terms restricts the Company’s performance of any of the Transaction Documents or the By-Laws or Certificate of Incorporation of the Company, as amended (the “Certificate”) or the by-laws, articles of incorporation, articles of association and certificate of incorporation, as applicable, of any of the Subsidiaries of the Company.
     3.8 Transactions with Affiliates. Except for transactions contemplated by this Agreement, the other Transaction Documents or as otherwise approved by the Investors holding a majority of the then outstanding shares of Preferred Stock, neither the Company nor any of its Subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any of its Subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for transactions on customary terms related to such person’s employment with the Company or any or its Subsidiaries.
     3.9 Expenses of Directors. The Company shall promptly reimburse in full, each director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any Committee thereof.
     3.10 Board of Directors Meetings. The Company shall use its reasonable commercial efforts to ensure that at least one meeting of its Board of Directors per quarter is held, in person or by conference call.
     3.11 Compensation Committee and Audit Committee.
          (a) The Company shall establish and maintain a Compensation Committee of the Board of Directors, which shall consist of three directors, two of whom shall be Preferred Directors, provided such directors elect to join the Compensation Committee, and one of whom shall be a director elected by the holders of the outstanding shares of Preferred Stock and Common Stock, voting together as single class and on an as-converted basis, and who shall be not be employed by the Company or any of its Subsidiaries, or in any way affiliated with the Company, its Subsidiaries or any of the Company’s or its Subsidiaries’ employees, other than solely due to his or her membership on the Board of Directors (the “Independent Director”). No compensation or other remuneration shall be paid to, and no capital stock of the Company or any of its Subsidiaries shall be issued to or granted to, any executive of the Company or any of its Subsidiaries (including the Company’s Chief Executive Officer or Chairperson and any

individual reporting to such persons) without the approval of the Compensation Committee. No employee stock option plan, employee stock purchase plan, employee restricted stock plan or other employee stock plan (or any amendment of any of the Company’s or any of its Subsidiaries’ existing employee stock plans) shall be established without the approval of the Compensation Committee (including the Preferred Directors, provided such directors are then serving on the Compensation Committee). Each of the Preferred Directors may also (at his or her option) elect to serve on any other committee established by the Board of Directors.
          (b) The Company shall establish and maintain an Audit Committee of the Board of Directors, which shall consist of three directors, two of whom shall be Preferred Directors, provided such directors elect to join the Audit Committee, and one of whom shall be the Independent Director.
     3.12 Tax Matters.
          (a) Eloqua Canada shall comply in all respects with the undertakings set forth in Schedule I hereto.
          (b) Upon notice of any Investor, the Company shall promptly provide to such Investor all tax, accounting and financial information and calculations requested in order for such Investor to fulfill its tax reporting requirements under the Internal Revenue Code of 1986, as amended (the “Code”) in connection with owning shares in the Company. From and after the date hereof, the Company shall (and shall cause each of its Subsidiaries to), upon notice from any Investor, (i) timely prepare and provide to such Investor information necessary for the Investor to fulfill such reporting requirements, including, without limitation, (A) preparing and providing such Company information returns, annual statements, consents and other information, calculated on a December 31 United States tax year basis, required to be provided by the Company to the Investor under such reporting requirements and (B) calculating the “Subpart F income” (as defined in Section 952 of the Code) and non-Subpart F income of the Company and each of its Subsidiaries for each taxable year, on the basis of a taxable year ending December 31; and (ii) cooperate in any tax audits, proceedings, or contests related to the foregoing. The Company shall retain such independent advisors as may be necessary to assist with the foregoing and will bear the expenses associated with such independent advisors.
     3.13 By-Laws. The Company shall at all times cause its By-Laws to provide that, (i) the Chairman of the Board of Directors, the President, any director or any holder or holders of at least 25% of the outstanding shares of Preferred Stock shall have the right to call a meeting of the Board of Directors; (ii) the Board of Directors, the Chairman of the Board of Directors, the President or any holder or holders of not less than 25% of the issued and outstanding shares of the Company may call a meeting of the stockholders and (iii) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Preferred Stock as set forth in the Certificate. The Company shall at all times maintain provisions in its By-Laws and/or Certificate indemnifying all directors against liability, requiring the Company to advance directors’ expenses and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the Delaware General Corporation Law and applicable law.

     3.14 Performance of Contracts. The Company and its Subsidiaries shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the Employee Non-Competition, Non-Disclosure, Non-Solicitation and Development Agreements, the Consultant Non-Competition, Non-Disclosure, Non-Solicitation and Development Agreements or the Employee Nondisclosure, Non-Solicitation and Developments Agreements without the unanimous consent of the Board of Directors.
     3.15 Vesting of Reserved Employee Shares. The Company and each of its Subsidiaries shall not grant to any of its respective employees options to purchase Reserved Employee Shares which will become exercisable at a rate in excess of 25% per annum from the date of such grant without the consent of a majority of the outstanding shares of Preferred Stock. The Company and each of its Subsidiaries will require, as a condition of any grant, that such grant be pursuant to a form of option agreement approved by the Board of Directors. Such option agreement shall contain provisions granting the Company or any of its Subsidiaries a right of first refusal on transfers of such securities by an optionee to third parties. In the event the Company or any of its Subsidiaries issues securities to any person or entity pursuant to which such person or entity will own 1% of the outstanding Common Stock on a fully diluted basis, such person or entity shall become a party to the Stockholders Agreement as a “Stockholder” (as such term is defined in the Stockholders Agreement).
     3.16 Employee and Consultant Non-Disclosure, Non-Solicitation and Developments Agreements and Employee Non-Competition, Non-Disclosure, Non-Solicitation and Developments Agreements. The Company shall obtain, and shall cause its Subsidiaries to use their reasonable commercial efforts to obtain, an Employee Non-Competition, Non-Disclosure, Non-Solicitation and Developments Agreement in a form approved by the Board of Directors (including the approval of at least two of the Preferred Directors) from all employees of the Company and its Subsidiaries (other than clerical employees), upon the earlier of (i) their initial employment by the Company or any of its Subsidiaries or (ii) the granting of options to such employees to purchase Reserved Employee Shares. The Company shall obtain, and shall cause its Subsidiaries to use their reasonable commercial efforts to obtain, a Consultant Non-Competition, Non-Disclosure, Non-Solicitation and Developments Agreement in a form approved by the Board of Directors (including the approval of at least two of the Preferred Directors) from all consultants to the Company or its Subsidiaries, upon their retention by the Company or any of its Subsidiaries, if any. The Company shall obtain, and shall cause its Subsidiaries to obtain, an Employee Nondisclosure, Non-Solicitation and Developments Agreement in a form approved by the Board of Directors (including the approval of at least two of the Preferred Directors) from all clerical employees of the Company or any of its Subsidiaries, upon their employment by the Company or any of its Subsidiaries.
     3.17 Activities of Subsidiaries. Unless approved by a majority of the outstanding shares of the Preferred Stock, the Company will not organize or acquire any entity that is a Subsidiary unless such Subsidiary is wholly owned (directly or indirectly) by the Company. Unless approved by a majority of the outstanding shares of Preferred Stock, the Company shall not sell or otherwise transfer any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary. Unless approved by a majority of the outstanding shares of Preferred Stock, the Company shall not permit any Subsidiary to purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of its stock, except (i) for dividends or other distributions payable to the Company or another Subsidiary, or (ii) in accordance with the exchangeable share provisions set forth in the Articles of Amendment of Eloqua Canada dated August 2006.
     3.18 Compliance with Laws. The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign in respect of the conduct of its and its Subsidiaries’ businesses and ownership of its and its Subsidiaries’ properties, except where such non-compliance either individually or in the aggregate would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
     3.19 Keeping of Records and Books of Account. The Company shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with U.S. generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves required under U.S. generally accepted accounting principles consistently applied for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.
     3.20 Change in Nature of Business. Unless approved by a majority of the outstanding shares of Preferred Stock, the Company shall not make, or permit any Subsidiary to make, any material change in the nature of its respective businesses as conducted on the date hereof.
     3.21 Restrictions on Indebtedness. The Company shall not without Board approval (or approval of a board committee) which approval must include the approval of at least two Preferred Directors (a) create, incur, guarantee, assume or suffer to exist, or permit any Subsidiary to create, incur, guarantee, assume or suffer to exist, any liability with respect to indebtedness for money borrowed which exceeds, in the aggregate, two hundred thousand dollars ($200,000) without the prior written consent of a majority of the outstanding shares of Preferred Stock, other than pursuant to debt facilities in existence as of the date hereof, including the credit facilities with Comerica and the Business Development Bank of Canada, provided however that the Company may take such actions with respect to its Subsidiaries and its Subsidiaries may take such actions with respect to the Company or any of the Company’s other Subsidiaries, or (b) make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business disclosed to the Board.
     3.22 Capital Expenditures. The Company shall not enter into, or permit any Subsidiary to enter into, any commitments or obligations for capital expenditures in excess of one hundred thousand dollars ($100,000) not set forth in the Annual Budget without the prior written consent of a majority of the outstanding shares of Preferred Stock.
     3.23 Acquisitions/Investments. The Company shall not acquire, or permit any Subsidiary to acquire, all or any interest in any other material business or entity other than Eloqua Canada or establish or invest in, or permit any Subsidiary to establish or invest in, any material joint venture without the prior written consent of a majority of the outstanding shares of Preferred Stock. Unless otherwise approved by the Company’s Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors), the Company shall not make any investment inconsistent with any investment policy approved by the Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors). Prior to the establishment of an investment policy, unless otherwise approved by the Company’s Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors), the Company shall not make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States, in each case having a maturity not in excess of two years. Unless otherwise approved by the Company’s Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors), the Company shall not liquidate, dissolve or wind-up the affairs of the Company, or effect any Deemed Liquidation Event (as defined in the Company’s Restated Certificate) pursuant to Subsection 2(c)(i)(A) or (B) of the Company’s Restated Certificate.
     3.24 Equity Grants. The Company shall not grant, or permit any subsidiary to grant, any options, warrants, restricted stock or other stock equivalents pursuant to agreements containing acceleration provisions without the prior written consent of a majority of the outstanding shares of Preferred Stock, except as may be necessary to attract or maintain employees to the management team (holding the title of Vice-President, President or Chief Executive Officer) of the Company and with the unanimous approval of the Compensation Committee.
     3.25 Directed IPO Shares. Upon the Company’s first firm commitment underwritten public offering of its Common Stock under the pursuant to an effective Registration Statement filed by the Company under the Securities Act (an “IPO”), the Company will use its commercially reasonable efforts to cause the managing underwriter(s) of the IPO to designate a number of shares equal to five percent (5%) of the Common Stock to be offered in the IPO for sale under a “directed shares program” and shall instruct such underwriter(s) to allocate such directed shares program to be sold to persons or entities designated by the Major Investors pro rata on the basis of the number of shares held by each of the Major Investors (on an as-converted basis). The shares designated by the underwriter(s) for sale under a directed shares program are referred to herein as “directed shares.” The Major Investors acknowledge that, despite the Company’s use of its commercially reasonable efforts, the underwriter(s) may determine in its/their sole discretion that it is not advisable to designate all such shares as directed shares in the IPO, in which case the number of directed shares may be reduced or no directed shares may be designated, as applicable. The Major Investors also acknowledge that notwithstanding the terms of this Agreement, the sale of any directed shares to any person or entity pursuant to this Agreement will only be made in compliance with the Securities Act, the Securities and Exchange Commission rules and policies, Rules 2110 and 2790 of the National Association of Securities Dealers, Inc. Conduct Rules and federal, state, and local laws, rules, and regulations, and only if the IPO is consummated after one (1) year from the date hereof.

     3.26 Transfers of Intellectual Property. Unless otherwise approved by the Company’s Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors), neither the Company nor any Subsidiary shall sell, lease, transfer, exclusively license or otherwise dispose of or pledge or encumber its technology or intellectual property, other than licenses granted in the ordinary course of business.
     3.27 Financial Advisors. Unless otherwise approved by the Company’s Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors), the Company shall not engage a managing underwriter for the IPO or financial advisor to the Company in connection with a sale of the Company.
     3.28 Increase of Authorized Shares; Issuance of Senior Securities. Unless approved by the Company’s Board of Directors or a committee of the Board of Directors (including in each case the approval of at least two of the Preferred Directors), the Company shall not (a) increase or decrease the number of authorized shares of Preferred Stock or Common Stock, or (b) create or authorize the creation of any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series C Preferred.
ARTICLE IV
MISCELLANEOUS
     4.1. Termination.
          (a) Registration Rights. The right of a holder of Restricted Stock to request registration pursuant to Sections 2.3, 2.4 or 2.5 shall terminate with respect to such holder of Restricted Stock upon the earlier of (i) five years after the completion of a firm commitment underwritten public offering of the Common Stock pursuant to an effective Registration Statement filed by the Company under the Securities Act with net proceeds to the Company of at least $25,000,000 at a per share price of at least $3.50 (subject to appropriate adjustment to reflect any stock split, subdivision, or combination of Common Stock) with respect to the Preferred Stock (a “Qualified IPO”), or (ii) at such time that such holder (together with all of such holder’s affiliates) owns less than one percent (1%) of the outstanding Common Stock (including Conversion Shares).
          (b) Covenants. Each of the covenants set forth in Article III of this Agreement shall terminate and be of no further force or effect as to an Investor only when such Investor no longer owns any shares of the Preferred Stock; provided, however, that the covenants set forth in Article III shall terminate and be of no further force or effect as to all of the Investors upon the completion of a Qualified IPO.
     4.2 Merger. This Agreement, the Stock Purchase Agreement and the Shareholders Agreement together with all exhibits and schedules to the various agreements, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and, subject to the terms and conditions herein, supersede all prior and contemporaneous agreements and understandings, whether oral or written, of any of the parties hereto with respect thereto.

     4.3 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in more than one counterpart, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.
     4.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law rules thereof.
     4.5 Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.
     4.6 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder of the Company and the other parties hereto and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.
     4.7 Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, by express overnight courier service, or by electronic facsimile transmission (with a confirming copy sent by U.S. mail, first class, postage prepaid mail), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth in Schedule I of the Stock Purchase Agreement or at such other address as may hereafter be designated in writing to the Company by the addressee. All notices shall be considered to be delivered three (3) days after dispatch in the event of first class or registered mail, and on the next succeeding business day in the event of facsimile transmission (with confirmation of receipt) or overnight courier service.
     4.8 Amendment. No provision of this Agreement may be amended, modified or waived except by an instrument in writing executed by the Company and the holders of a majority of the then outstanding shares of Preferred Stock; provided, however, that the provisions of Article II may not be amended, modified or waived except by an instrument in writing executed by the Company and holders of a majority of the then outstanding shares of Restricted Stock; provided further, however, that an amendment, modification or waiver of a provision of this Agreement that is applicable to a particular Investor that does not affect all Preferred Stock (with respect to all provisions of this Agreement other than Article II) or Restricted Stock (with respect to Article II) in a like or similar manner shall not be amended, waived or modified without the consent of the holder of the shares affected in dissimilar manner (it being agreed that a waiver of the provisions of Section 3.2 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); and provided further, however, that any party may waive its rights under any provision of this Agreement by delivering to the Company an instrument in writing executed by such party. For purposes of clarification and not limitation, a holder of shares of Common Stock or Preferred Stock, as the case may be, shall not be deemed to be affected in a dissimilar manner solely as a result of the number of shares held by such person. No waiver hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
     4.9 Assignment; Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any shares of Preferred Stock or Restricted Stock), whether so expressed or not; provided, however, that as a condition to the effectiveness of such transfer, the transferee shall agree in writing to be bound by the provisions of this Agreement.
     4.10 Aggregation of Stock. All shares of Restricted Stock held or acquired by affiliates of the Investors shall be aggregated together for the purposes of determining the availability of any rights under this Agreement.
     4.11 Currency. All references to “$” or “dollars” shall refer to United States dollars unless otherwise explicitly stated.
     4.12 Termination of Prior Agreement. The Prior Agreement shall be of no further force and effect, and shall be amended and restated in its entirety by this Agreement.
     4.13 Waiver of Right of Participation. Pursuant to Section 4.8 of the Prior Agreement, the Company and the undersigned Series A Investors and Series B Investors, holding at least 60% of the outstanding shares of Preferred Stock (as defined in the Prior Agreement) hereby agree to waive the right of participation set forth in Section 3.2 of the Prior Agreement, and any notice requirements contained therein, with respect to the Company’s issuance and sale of Series C Preferred Stock pursuant to the Stock Purchase Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investor Rights Agreement to be executed as of the date first above written.

ELOQUA LIMITED
By:	/s/ Joseph P. Payne
	Name:	Joseph P. Payne
	Title:	President & CEO

ELOQUA CORPORATION
By:	/s/ Joseph P. Payne
	Name:	Joseph P. Payne
	Title:	President

[Signature Page to Amended and Restated Investor Rights Agreement]

INVESTORS: BESSEMER VENTURE PARTNERS VII L.P. BESSEMER VENTURE PARTNERS VII INSTITUTIONAL L.P. By: Deer VII & Co. L.P., their General Partner By: Deer VII & Co. Ltd., its General Partner

By:	/s/ Scott Ring
Scott Ring, General Counsel
[Signature Page to Amended and Restated Investor Rights Agreement]

BAY PARTNERS X, L.P. By: Bay Management Company X, LLC, General Partner
By:	/s/ Neal Dempsey
Name: Neal Dempsey
Title: Manager

BAY PARTNERS X ENTREPRENEURS FUND, L.P. By: Bay Management Company X, LLC, General Partner
By:	/s/ Neal Dempsey
Name: Neal Dempsey
Title: Manager

[Signature Page to Amended and Restated Investor Rights Agreement]

JMI EQUITY FUND IV, L.P. By: JMI Associates IV, L.L.C., its General Partner
By:	/s/ Brad Woloson
Name: Brad Woloson
Title: Managing Member

JMI EQUITY FUND IV (AI), L.P. By: JMI Associates IV, L.L.C., its General Partner
By:	/s/ Brad Woloson
Name: Brad Woloson
Title: Managing Member

[Signature Page to Amended and Restated Investor Rights Agreement]

Schedule I
Eloqua Canada shall comply with the undertakings set forth below for each year (or portion thereof) in which Eloqua Canada is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”). Eloqua Canada shall retain such independent advisors as may be necessary to assist with the following undertakings and will bear the expenses associated with such independent advisors.
1.	Within 30 business days following March 31, June 30, September 30 and December 31 of each year (each, a “Calendar Quarter”), Eloqua Canada shall determine the current and accumulated “earnings and profits” of Eloqua Canada and each of its Subsidiaries, calculated in accordance with Section 964 of the Code, and provide such information to any Investor that is a “United States person” as defined in Section 7701(a)(30) the Code (a “U.S. Investor”).
2.	Eloqua Canada agrees that it and each of its Subsidiaries will use commercially reasonable efforts, consistent with Eloqua Canada’s business objectives, to avoid (a) realizing “subpart F income,” as defined in Section 952 of the Code, and (b) increasing its earnings invested in U.S. property, as determined in accordance with Section 956 of the Code.
3.	Eloqua Canada shall review the financial position of Eloqua Canada and each of its Subsidiaries each Calendar Quarter to determine the amount, if any, of its subpart F income and earnings invested in U.S. property. If, notwithstanding the undertakings in paragraph 2 above, Eloqua Canada determines that it is likely that in any Calendar Quarter Eloqua Canada will realize subpart F income or increase its earnings invested in U.S. property, Eloqua Canada shall immediately so inform the U.S. Investors and consider what steps, if any, should be taken by Eloqua Canada to reduce the amount of its subpart F income or earnings invested in U.S. property, as the case may be, during any remaining quarters of such year.